Exhibit 99.1

eGain Announces Financial Results for the Second Fiscal Quarter

Ended December 31, 2007

Quarter Highlights

-	Revenue up 43% from the comparable year-ago quarter and up 26% sequentially from last quarter
-	License revenue up 158% from the comparable year-ago quarter
-	Hosting revenue up 38% from the comparable year-ago quarter

Mountain View, Calif. (February 07, 2008) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the second fiscal quarter ended December 31, 2007.

Total revenue for the second quarter of fiscal year 2008 was $8.1 million, an increase of 43% from the comparable year-ago quarter. License revenue was $2.2 million, an increase of 158% from the comparable year-ago quarter. Support and services revenue was $5.9 million, an increase of 23% from the comparable year-ago quarter.

Gross margin for the second quarter of fiscal year 2008 was 64% compared to 61% in the comparable year-ago quarter. Total operating costs and expenses for the second quarter of fiscal year 2008 were $5.2 million, an increase of 23% from the comparable year-ago quarter.

Net loss on a GAAP basis for the second quarter of fiscal year 2008 was $432,000, or $(0.03) per share, compared to a net loss on a GAAP basis of $1.1 million, or $(0.07) per share, for the comparable year-ago quarter. Net loss for the quarter included stock-based compensation of $74,000 and interest and tax expense of $392,000, compared to stock-based compensation expense of $77,000 and interest and tax expense of $330,000 for the comparable year-ago quarter.

Total cash and cash equivalents were $5.0 million on December 31, 2007, compared to $6.2 million on June 30, 2007. Days sales outstanding in receivables for the quarter ended December 31, 2007 were 40 days compared to 41 days for the comparable year-ago quarter. Deferred revenues totaled $7.1 million at December 31, 2007, up from $5.5 million at June 30, 2007.

New hosting and license bookings¹ for the second quarter of fiscal year 2008 were $2.7 million, an increase of 104% from the comparable year-ago quarter. Of the total new hosting and license bookings in the quarter, 20% was from new hosting contracts and 80% from new license contracts, this compared to 35% hosting and 65% license bookings in the same quarter a year ago.

“We are pleased with our business performance this quarter,” said Ashu Roy, eGain CEO. “Revenue was up in all categories. With close cost management, we achieved operating break-even. Based upon this momentum we updated our fiscal 2008 revenue guidance.”

Updated Guidance for Fiscal Year 2008

In our earlier press release on January 10, 2008, we updated our annual guidance as set forth below:

•	The company currently expects new hosting and license bookings for fiscal year 2008 to be in the range of $13.0 million to $15.0 million, unchanged from the previously announced guidance.

•	The company currently expects total revenue for fiscal year 2008 to be in the range of $27.2 million to $31.0 million, compared to the previously announced guidance of $26.2 million to $31.0 million.

•

The company currently expects support and services revenue for fiscal year 2008 to be in the range of $22.0 million to $23.0 million compared to the previously announced guidance of $21.0 million to $22.0 million.

•	The company currently expects license revenue for fiscal year 2008 to be in the range of $5.2 million to $9.0 million, unchanged from the previously announced guidance.

¹New Hosting and License Bookings is a non-GAAP measure we define as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that, in addition to the information contained in the GAAP presentation of financial information, it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We internally use this metric to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of multichannel customer service and knowledge management software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, contact center agent productivity, service process efficiencies, sales, and overall contact center performance. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 28, 2007, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Jamie Abayan 650-230-7532 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	June 30, 2007
ASSETS

Current assets:
Cash and cash equivalents	$5,020	$6,195
Restricted cash	13	13
Accounts receivable, net	3,578	1,790
Prepaid and other current assets	782	662

Total current assets	9,393	8,660
Property and equipment, net	1,295	1,336
Goodwill, net	4,880	4,880
Other assets	465	486

Total assets	$16,033	$15,362

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$1,618	$1,557
Accrued compensation	1,687	1,884
Accrued liabilities	1,741	1,496
Deferred revenue	7,125	5,541
Current portion of bank borrowings	3,311	2,293

Total current liabilities	15,482	12,771
Related party notes payable	12,444	11,653
Bank borrowings, net of current portion	—	167
Other long term liabilities	169	185

Total liabilities	28,095	24,776

Stockholders’ deficit:
Common stock	$15	$15
Additional paid-in capital	316,336	316,202
Notes receivable from stockholders	(75)	(77)
Accumulated other comprehensive loss	(390)	(438)
Accumulated deficit	(327,948)	(325,116)

Total stockholders’ deficit	$(12,062)	$(9,414)

	$16,033	$15,362

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

Revenue:
License	$2,192	$850	$3,615	$2,485
Support and Services	5,933	4,833	10,981	9,201

Total revenue	8,125	5,683	14,596	11,686
Cost of license	20	18	40	59
Cost of support and services	2,920	2,206	5,595	4,147

Gross profit	5,185	3,459	8,961	7,480

Operating costs and expenses:
Research and development	1,255	833	2,399	1,858
Sales and marketing	3,000	2,921	6,141	6,208
General and administrative	963	484	2,386	1,424

Total operating costs and expenses	5,218	4,238	10,926	9,490

Loss from operations	(33)	(779)	(1,965)	(2,010)
Interest expense, net	(402)	(276)	(806)	(546)
Other income (expense), net	(7)	(5)	35	22

Loss before income tax	(442)	(1,060)	(2,736)	(2,534)
Income tax	10	(54)	(96)	(69)

Net loss	$(432)	$(1,114)	$(2,832)	$(2,603)

Per share information:
Basic and diluted net loss per common share	$(0.03)	$(0.07)	$(0.18)	$(0.17)

Weighted average shares used in computing basic and diluted net loss per common share	15,332	15,315	15,328	15,315